Exhibit 99.1

For Immediate Release	Investor Contact: Neil Kerman
Vice President, Corporate Finance
(781) 401-7152

Media Contact: Denise Kaigler
Senior Vice President
Chief Communications Officer
(781) 401-7869

Reebok Shareholders Approve adidas-Salomon AG Transaction

CANTON, MA. – January 25, 2006 – Reebok International Ltd. (NYSE:RBK) announces that at a Special Meeting of Shareholders held today, Reebok’s shareholders approved the Company’s previously announced merger agreement with adidas-Salomon AG (DAX:ASDG.DE). More than 98 percent of the votes cast were voted in favor of the transaction.

“We are extremely pleased with the outcome of today’s vote and appreciate the support of our shareholders,” said Paul Fireman, Chairman and CEO of Reebok.  “The combination of Reebok and adidas is truly compelling.  All of us at Reebok look forward to working with the adidas team to fully realize the opportunities that lie ahead.”

Under the terms of the agreement announced on August 3, 2005, Reebok shareholders will receive U.S. $59.00 per share in cash upon close of the transaction for an approximate transaction value of €3.1 billion (U.S. $3.8 billion).  adidas-Salomon AG and Reebok have received the approvals required to complete the transaction, which is expected to close on January 31, 2006.

About Reebok International Ltd.

Reebok International Ltd. (NYSE: RBK), headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, Jofa, Koho and Greg Norman brands. Sales for 2004 totaled approximately $3.8 billion.  Reebok can be accessed on the World Wide Web at www.reebok.com.

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Forward-Looking Statements

The statements, analyses, and other information contained herein relating to the proposed merger, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.

Future events and their effects on Reebok may not be those anticipated by management. Actual results may differ materially from the results anticipated in these forward-looking statements. Risks and uncertainties include, without limitation, the following: international, national and local general economic and market conditions; unanticipated shifts in consumer preferences in athletic footwear, apparel and hardware; competition; the ability to maintain advantageous licenses with our licensors; risks associated with our international sales, distribution and manufacturing; increases in raw material prices; our ability to manage and forecast our growth and inventories; the loss of significant customers and suppliers; the effect of currency fluctuations; responsiveness to existing and new products and distribution channels; the ability to achieve the cost savings and synergies contemplated by the proposed merger; the effect of regulatory conditions, if any, imposed by regulatory agencies; the reaction of Reebok’s customers and suppliers to the transaction; the ability to promptly and effectively integrate the businesses of Reebok and adidas; diversion of management time on merger-related issues; and increased exposure to exchange rate fluctuations.

Reebok does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

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